LIMITED LIABILITY INTEREST PURCHASE AGREEMENT

THIS LIMITED LIABILITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 5th day of May, 2008 by and among Artesian Water Maryland, Inc., a Delaware corporation (the “Buyer”), Mountain Hill Water Company, LLC, a Maryland limited liability company (the “Company”), and Sunrise Holdings L.P., a Pennsylvania limited partnership and the Company’s sole member (the “Member” and together with the Company, collectively the “Sellers”).  Artesian Resources Corporation, a Delaware corporation and the sole stockholder of the Buyer (“Artesian”), joins in this Agreement for the limited purposes herein set forth.

WHEREAS, the Company is a private water utility company that provides potable water and fire suppression service (the “Business”) in the areas known as Principio Business Park (current service) and Charlestown Crossing (future service) each in Cecil County, Maryland as more fully described in the map (the area in orange) attached to Schedule 1.1 (the “Existing Service Territory”), and has the ability, upon approval of the applicable governmental authorities and the purchase and installation of the necessary infrastructure, to provide water service to areas located outside of the Existing Service Territory and in Cecil County, Maryland as more fully described in the map (the area in red) attached to Schedule 1.1 (the “Potential Expansion Service Territory”), which together with the Existing Service Territory comprises a service territory located in Cecil County, Maryland of approximately 8,000 acres (the Existing Service Territory and the Potential Expansion Service Territory collectively comprise the “Service Territory”); and

WHEREAS, the Company contracted with the Buyer to install the Water Plant (as defined on Exhibit A hereto); and

WHEREAS, from the time that the Company first commenced operation of the Business on October 1, 2007, the Company has contracted with Buyer to perform both the day-to-day field operations of the Business (namely operation of the Water Plant, transmission lines and systems), as well as to handle certain administrative functions of the Business (namely billing of customers collections of accounts receivable, reporting to the PSC, and reporting to the applicable governmental sewer authorities); and

WHEREAS, the Buyer desires to purchase from the Member, and the Member desires to sell, assign, transfer and convey to the Buyer, all of the Company’s issued and outstanding LLC Interests (as hereinafter defined) (the “Acquired Interests”), free and clear of all Liens (as hereinafter defined), but excluding the Member Lien (as hereinafter defined), on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the parties hereinafter set forth, as well as for other good and valuable consideration, the receipt and adequacy is hereby acknowledged, the Buyer, the Sellers and Artesian, intending to be legally bound hereby, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

Except as otherwise expressly provided in this Agreement, the capitalized terms used in this Agreement shall have the meanings specified in Exhibit A hereto and shall be equally applicable to both the singular and plural forms.

ARTICLE II

SALE AND DELIVERY OF ACQUIRED INTERESTS

Section 2.1	Sale and Delivery of Acquired Interests.

Subject to the terms and conditions of this Agreement, at the Closing, the Member shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of all Liens (excluding the Member Lien, as hereinafter defined), all of its right, title and interest in and to the Acquired Interests as of the Effective Date (as hereinafter defined).

Section 2.2	Purchase Price; Payment Thereof; Adjustment Thereto.

In consideration of the sale, assignment, transfer, conveyance and delivery of the Acquired Interests by the Member to the Buyer and in reliance on the representations, warranties, covenants and agreements made by the Member and the Company in this Agreement, at the Closing, the Buyer shall pay to the Member a sum equal to the following (the “Purchase Price”): (i) Five Million Nine Hundred Fifty-Three Thousand Five Hundred Thirty-Six and 67/100 Dollars ($5,953,536.67), representing the Total Asset Value as of 12/31/07, less (ii) an amount sufficient to pay the amounts set forth on Schedule 2.2, which shall include, without limitation all debt of the Company and/or Transaction Expenses that have not been paid by or on behalf of the Company at or prior to the Closing (collectively “Closing Debt”), plus (or minus, as applicable) (iii) an amount equal to the sum of the net change in the Total Asset Value from the Effective Date through the Closing Date (including but not limited to accrued interest on the aggregate Total Asset Value for the time period commencing on the Effective Date and ending on the Closing Date, and an administrative fee on any increase in the value of the Property, Plant and Equipment for the time period commencing on the Effective Date and ending on the Closing Date).  At the Closing, the Purchase Price shall be paid by the Buyer to the Company as follows:

(a) an amount equal to twenty percent (20%) of the Purchase Price (the “Down Payment”); and

(b)
the balance of the Purchase Price, if any, by a promissory note to be paid in four (4) equal annual installments of principal, plus interest accruing at a rate equal to the London Interbank Offering Rate (“LIBOR”) (determined as set forth in the Note, as such term is defined below) plus 150 basis points, compounded annually using the average outstanding and unpaid balance for the previous twelve (12) month period, on the terms and conditions of the promissory note in substantially the form attached hereto as Exhibit B (the “Note”).  Subject to the terms of this Agreement, the parties hereto agree that the obligations of the Buyer under the Note shall be secured by a first priority lien and security interest perfected by executing the Security Agreement (as hereinafter defined) and filing a Financing Statement on Form UCC-1 against the all of the assets of the Company (as defined on Exhibit A) in favor of the Member (“Member Lien”).  In addition, Artesian shall guarantee the obligations of the Buyer under the Note on the terms and conditions set forth in the guaranty substantially in the form attached hereto as Exhibit C (the “Guaranty”).

(c)
The Closing Debt amount shall be paid by the Buyer, at Buyer’s sole expense, at the Closing directly to the creditors set forth on Schedule 2.2 in accordance with the instructions set forth in the applicable payoff or release letters in respect of such amounts, by certified or cashier’s check or wire transfer of immediately available funds to an account or accounts designated in writing by the applicable creditor at Closing.  Buyer agrees and acknowledges that the full and complete satisfaction of the Closing Debt by the Buyer is a prerequisite to the Member being in a position to convey the Acquired Interests to the Buyer free and clear of all Liens (excluding the Member Lien).

ARTICLE III

CLOSING

Section 3.1	Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 6225 Smith Avenue, Baltimore, Maryland 21209, commencing at 10:00 a.m. local time on a date that is three (3) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Articles VIII and IX of this Agreement, or such other date as the Buyer and the Company shall mutually agree upon in writing, but in no event later than August 1, 2008.  The date of the Closing is herein referred to as the “Closing Date.”Notwithstanding the Closing Date, the parties hereto agree that the transfer of the Acquired Interests from the Member to the Buyer shall have an effective transfer date as of 11:59 p.m. on December 31, 2007 (“Effective Date”)

Section 3.2	Closing Deliveries.

(a)	At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer each of the following:

(i)	an instrument of assignment, duly endorsed by the Member, transferring the Acquired Interests to the Buyer as of the Effective Date;

(ii)	an easement agreement in substantially the form of Exhibit D attached hereto (the “Easement Agreement”), duly executed by the Sellers and their Affiliates party thereto;

(iii)	all Required Consents (as defined below in Section 8.4) listed on Schedule 4.4;

(iv)	the certificates required by Sections 9.1 and 9.2;

(v)
a certificate of an authorized officer or the managing member of the Company certifying the truth and correctness of attached copies of the articles of organization, operating agreement and resolutions of the managing member (both as managing member and in its capacity as the sole member of the Company) approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby, in substantially the form of Exhibit E attached hereto;

(vi)
a certificate of an authorized officer of the general partner of the Member certifying the truth and correctness of attached copies of the articles or certificate of formation or organization, operating agreement and resolutions of the general partner of the Member approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby, in substantially the form of Exhibit F attached hereto;

(vii)
a certificate, dated as of a date no earlier than three days prior to the Closing Date, duly issued by the applicable Governmental Authority in the State of Maryland, showing that the Company is in good standing and authorized to do business in such jurisdiction;

(viii)
a certificate, dated as of a date no earlier than three days prior to the Closing Date, duly issued by the applicable Governmental Authority in the Commonwealth of Pennsylvania, showing that the Member is in good standing and authorized to do business in such jurisdiction;

(ix)
duly executed payoff letters or release letters from the creditors set forth Schedule 2.2 and from any other lenders of the Company, all in form and substance reasonably acceptable to the Buyer (the “Payoff Letters”);

(x)
duly executed UCC-3 termination statements, lien releases or such other release and termination instruments (or copies thereof), as the Buyer shall reasonably request, including but not limited to, with respect to the Liens set forth on Schedule 2.2, in order to vest all right, title and interest in and to the Acquired Interests free and clear of all Liens; and

(xi)	such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

(b)	At the Closing, the Buyer shall deliver, or cause to be delivered, each of the following:

(i)	the Down Payment;

(ii)	the Note duly executed by the Buyer;

(iii)	the full payment of the Closing Debt;

(iv)	the Easement Agreement duly executed by the Buyer;

(v)	the certificates required by Sections 8.1 and 8.2;

(vi)
a certificate signed by the Secretary or Assistant Secretary of the Buyer certifying the truth and correctness of attached copies of the certificate of incorporation and bylaws, and that the board of directors of the Buyer has approved the execution, delivery of this Agreement, the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby;

(vii)
a certificate, dated as of a date no earlier than three days prior to the Closing Date, duly issued by the applicable Governmental Authority in the State of Delaware, showing that the Buyer is in good standing and authorized to do business in such jurisdiction;

(viii)
the “Security Agreement” duly executed by Buyer in substantially in a form attached hereto as Exhibit G  and UCC-1 financing statement duly executed by the Buyer representing a first lien security interest in all of the Company’s assets in favor of the Member.

(c)	At the Closing, Artesian shall deliver, or cause to be delivered, to the Company each of the following:

(i)	the Guaranty, duly executed by Artesian; and

(ii)
a certificate signed by the Secretary or Assistant Secretary of Artesian certifying the truth and correctness of attached copies of the certificate of incorporation and bylaws, and that the board of directors of Artesian has approved the execution, delivery of this Agreement, the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Buyer that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 4.1	Organization and Good Standing.

(a)
The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland, and is duly authorized and qualified to do business under all applicable Laws, regulations, ordinances and orders of public authorities with full corporate power and authority to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under the Material Contracts.  The Company is not qualified to do business in any jurisdiction other than its state of organization.  The Company has not conducted business under any name other than “Mountain Hill Water Company, LLC” and “Principio Water Company, LLC” since its date of formation.

(b)	The Member is a limited partnership duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania.

Section 4.2	Capitalization; Title to Limited Liability Company Interests.

(a)
Schedule 4.2 sets forth the authorized Limited Liability Company Interests of the Company (the “LLC Interests”), the name of each Person holding any such LLC Interests (including any options, warrants or other rights to purchase any equity securities of the Company or LLC Interests) and any securities convertible into or exchangeable for LLC Interests and the amount and type of such securities held by such Person as of the date of this Agreement.  Immediately after the Closing, all of the issued and outstanding LLC Interests shall be held beneficially and of record by the Buyer, free and clear of all Liens (excluding the Member Lien and subject to the Buyer’s full and complete payment and satisfaction of the Closing Debt).  Except as set forth on Schedule 4.2, the Company has no issued and outstanding LLC Interests or securities convertible into or exchangeable for LLC Interests or any other ownership interest or containing any profit participation features, nor does the Company have outstanding any rights or options to subscribe or to purchase its LLC Interests or other ownership interest or any equity appreciation rights or phantom equity plans.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its LLC Interests or other ownership interest or any warrants, options or other rights to acquire its LLC Interests.  All of the outstanding LLC Interests have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any statutory or contractual or preemptive rights or similar restrictions.

(b)
The Company does not own as of the date hereof and will not own as of the Closing Date, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, limited association or other business entity.  The Company is not directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity (including any limited liability company).

(c)
There are no statutory or contractual or preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale of any LLC Interests hereunder.  The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its LLC Interests, and the offer and sale of the Acquired Interests hereunder does not require any registration under any applicable federal or state securities laws.  There are no agreements with respect to the voting or transfer of the LLC Interests.

(d)	The Company has no Indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on matters on which the holder(s) of the LLC Interests may vote.

(e)
The Member has good and marketable title to the Acquired Interests and, at the Closing, will transfer good and marketable title to the Acquired Interests, free and clear of all Liens (excluding the Member Lien and subject to the Buyer’s full and complete payment and satisfaction of the Closing Debt), to the Buyer.

Section 4.3	Authority and Validity.

The execution and delivery by each Seller, the performance by each Seller under, and the consummation by each Seller of the transactions contemplated by, this Agreement and each of the agreements, instruments and documents contemplated hereby (the “Transaction Documents”) to which such Seller is a party, has been duly and validly authorized by all required action by or on behalf of each Seller.  This Agreement and each of the Transaction Documents has been duly and validly executed and delivered by each Seller party thereto, and constitutes the valid and binding obligation of each Seller party thereto, enforceable against such Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.4	No Conflict; Required Consents.

Except for, and subject to receipt of, the Required Consents (as defined in Section 8.4), all of which are listed on Schedule 4.4, neither the execution and delivery of this Agreement or any of the Transaction Documents, nor the carrying out of any of the transactions contemplated hereby, will (a) result in any violation, termination or modification of, or be in conflict with, the Company's articles of organization or operating agreement, each as amended to date, (b) result in any breach of or constitute a default (or with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any lien upon any of its properties or assets pursuant to any Permit or any Contract  to which the Company is a party or by which it or any of the Acquired Interests are bound or affected, or (c) result in any violation of, or be in conflict with, any Law or Permit applicable to the Company or by which the Acquired Interests are bound or affected.

Section 4.5	Total Asset Value.

Attached to Schedule 4.5 is a true, complete and correct list of the aggregate value of all of the Company’s assets as of December 31, 2007, (collectively, “Total Asset Value”).

Section 4.6	Title to and Condition of Assets.

Schedule 4.5, Schedule 4.7, and Schedule 4.8, sets forth all of the assets, properties and rights (in each case whether real or personal or tangible or intangible) of the Company as of the date of this Agreement and as of the Closing Date.  The assets, properties and rights set forth on Schedule 4.5, Schedule 4.7, and Schedule 4.8 constitute all assets, properties and rights (in each case whether real or personal or tangible or intangible) necessary for the Company to conduct the Business after the Closing as it is presently being conducted.  Except as set forth on Schedule 4.5, no Affiliate of the Company owns or leases from or to the Company any of the assets, properties and rights set forth on Schedule 4.5, Schedule 4.7, and Schedule 4.8.  The Company has good and marketable title to, or a valid leasehold interest in, or a valid license to use, all of the assets, properties and rights (in each case whether real or personal or tangible or intangible) set forth on Schedule 4.5, Schedule 4.7, and Schedule 4.8 used by the Company in the Business or located on any property owned, leased or used by the Company, free and clear of all Liens and defects of title.  To the best of the Sellers’ Knowledge, all of the tangible assets of the Company (collectively,“Property, Plant and Equipment”) are in good condition and repair, ordinary wear and tear excepted, and has been maintained and repaired in a good and workmanlike manner in accordance with industry standards.

Section 4.7	Real Property.

The Company does not hold, and has never held, any real property in fee simple.  The Company does not lease any real property (“Leased Property”) or have a right to access or use any other real property (including by easement) (each, an “Easement”) except as described on Schedule 4.7.  The Company has valid and enforceable leasehold interest or easement in each Leased Property and Easement, respectively, listed on Schedule 4.7, free and clear of all Liens.  None of the Easements will terminate as a result of the execution and delivery of this Agreement or any of the Transaction Documents nor the carrying out of the transactions contemplated hereby.

Section 4.8	Contracts.

(a)
The Company is not a party to any instruments, documents, contracts, agreements, arrangements, commitments, bids, leases, licenses or any other contract rights (whether written or oral) (collectively, “Contracts”) other than the Contracts set forth on Schedule 4.8 (the “Material Contracts”).  True and complete copies, or, in the case of oral Contracts, written summaries of all Material Contracts have been delivered to the Buyer.  All Material Contracts are in full force and effect and constitute the valid, legal, binding and enforceable obligation of the Company, and, to the Sellers’ Knowledge, the counterparties thereto in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.  No act or omission has occurred which, through the passage of time or the giving of notice, or both, would with respect to any Material Contract set forth on Schedule 4.8: (a) constitute a material breach or default under any such Material Contract or cause the acceleration of any obligations of the Company thereunder, (b) result in the creation of any Lien on any of the Acquired Interests, or (c) give rise to or automatic termination thereof.  Except as set forth on Schedule 4.8), the Company has not been notified that any party to any Material Contract that it intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise and no such action has been threatened or contemplated.

Section 4.9	Litigation.

There are no outstanding Orders of any Governmental Authority involving the Business or the Acquired Interests.  There is no Litigation and there are no other actions, suits, or legal, administrative or arbitral proceedings or investigations (collectively, “Claims”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the Sellers’s Knowledge, threatened against or involving the Business or the Acquired Interests, and no material Claims have been instituted or, to the Sellers’ Knowledge, threatened against or involving the Business or the Acquired Interests.

Section 4.10	Environmental.

(a)
To the best of Sellers’ Knowledge, no real property currently or formerly owned or leased or used by the Company or any of its Affiliates (collectively, “Real Property”) is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, Liability Information System (“CERCLIS”) or any similar state list, or is or has been the subject of any “Superfund” evaluation or investigation, or any other investigation or proceeding of any Governmental Authority or unaffiliated third party (each, a “Third Party”) or of the Sellers evaluating whether any remedial action is necessary to respond to any release of any Hazardous Substance, pollutant or contaminant on or in connection with such Real Property.

(b)
To the best of Sellers’ Knowledge, the Business of the Company and its Affiliates are and at all times have been operated in compliance with all applicable Laws concerning the protection of the public health, public safety or the environment (“Environmental Laws”).  To the best of Sellers’ Knowledge, none of the Company’s assets or properties are required to be upgraded or modified in order to comply with applicable Environmental Laws.  Neither the Company nor any of its Affiliates has ever received any claims or notices, oral or written, (i) (A) alleging that the Company or any of its Affiliates is liable under any Environmental Law, or (B) ordering the Company or any of its Affiliates to remedy or recommending that the Company or any of its Affiliates remediate, any environmental damage to any Real Property or modify or upgrade its assets to comply with Environmental Laws, and (ii) to the Sellers’ Knowledge, no such claims or notices are threatened or pending and there are no facts or circumstances that would reasonably be expected to give rise to any such claim or notice.

(c)
Except in compliance with applicable Environmental Laws, to the Sellers’ Knowledge there has been no release or threatened release of any Hazardous Substance, pollutant or contaminant to any soil, groundwater, surface water, building component, wastewater, air or other media: (i) on or from any Real Property during the ownership, occupation or use of such Real Property by the Company or any of its Affiliates, or at or from any other location where the Company or any of its Affiliates arranged for the storage, treatment, disposal or handling of any Hazardous Substance, pollutant or contaminant, or (ii) by the Company or any of its Affiliates on any other real property.

(d)
Except as set forth on Schedule 4.10(d), there are no and have not been any underground storage tanks, above-ground storage tanks, underground piping (except for water or sewer), asbestos-containing materials, polychlorinated biphenyls or Hazardous Substances used, stored, treated or disposed of at any Real Property.

(e)
Schedule 4.10(f) lists all environmental audits, assessments or reports and any other written information concerning the Company’s actual or potential liability under any Environmental Law (collectively, “Environmental Reports”) in the possession or control of the Sellers or any of their Affiliates, including, without limitation, all Phase I, II and III environmental assessment reports with respect to the Real Property in the possession or control of the Sellers or any of their Affiliates.  A true and complete copy of each Environmental Report listed on Schedule 4.10(f) has previously been delivered by the Company to the Buyer.

Section 4.11	Taxes.

(a)
The Sellers have no unpaid liability for any Taxes in respect of any taxable period ending on or before the Effective Date.  As used in this Agreement, the term “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Effective Date.

(b)
Each of the Sellers has filed or will cause to be timely filed all Tax Returns required to have been filed by it prior to or with respect to the Effective Date (subject to any timely extensions permitted by Law) with the appropriate taxing authority with respect to Taxes for any period ending on or before the Effective Date.  The Sellers have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Sellers.  Schedule 4.11 sets forth all of the jurisdictions in which Tax Returns are filed by or on behalf of the Company and a description of such Tax Returns filed in each such jurisdiction is listed opposite the name of each jurisdiction listed on Schedule 4.11.

(c)
(i) No deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Sellers that remains unpaid, (ii) no notice of audit or possible assessment has been received from any taxing authority by the Sellers, and (iii) the Sellers have not agreed to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax imposed in respect of a Pre-Closing Tax Period.

(d)
The Sellers have withheld or otherwise collected all Taxes or other amounts it was required to withhold or collect under any applicable federal, state or local Law, including, without limitation, any amounts required to be withheld or collected with respect to employee, state and federal income tax withholding, social security, unemployment compensation, sales or use taxes (excluding any sales or use taxes applicable to the transfer of the Acquired Interests as contemplated by this Agreement), workmen’s compensation or other similar Taxes, and all such amounts have been timely remitted to the proper authorities.

(e)
The Company has not been a member of an affiliated group that files or filed consolidated federal income Tax Returns. The Company is not a party to any tax allocation, tax sharing or other Contract pursuant to which it is obligated to pay the Taxes of another Person.

Section 4.12	Compliance with Laws; Permits.

(a)
The ownership and operation of the Company and its assets, properties and rights and the operation of the Business as it is currently conducted and operated do not violate or infringe any Law in any material respect.  The Sellers have not received written notice (or, to the Sellers’ Knowledge, oral notice) of any violation by the Company of any Law applicable to the operation of the Business as currently conducted or ownership and operation of the company and its assets, properties and rights as currently operated.  The Company has timely paid all applicable fees or other Taxes, including registration fees and maintenance fees, required by any Governmental Authority to maintain the Permits in good standing.

(b)
Schedule 4.12 lists all approvals, consents, licenses, permits, waiver or other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority (collectively, “Permits”) that are used by the Company and its Affiliates in the ownership, maintenance or operation of the assets, properties or rights of the Company or the conduct of the Business, as presently conducted.  A true and complete copy of each Permit listed on Schedule 4.12 has previously been delivered by the Company or the Member to the Buyer.  All such Permits are in full force and effect, and the Company is not in default under any such Permit.  The Company and its Affiliates have taken all necessary actions to maintain the effectiveness of the Permits.  No written notice (or, to the Sellers’ Knowledge, any oral notice) of default, suspension, revocation, or cancellation of any Permit from any Governmental Authority has been received by the Company or any of its Affiliates and, to the Sellers’ Knowledge, there is no proposed or threatened issuance of any such notice or basis for any such action.  The Permits listed in Schedule 4.12 are all of the material Permits necessary for the Company to conduct the Business as currently conducted.

Section 4.13	Employees and Employee Benefits.

There are no, and have never been, any employees of the Company. There are no, and have never been any, employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or other plans, Contracts or policies established or maintained for the benefit of or affecting any employees, consultants, independent contractors, agents or other service providers for the Company (collectively, “Benefit Plans”) sponsored, maintained or contributed to by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate is or was at any time obligated to make payments or contributions, or with respect to which the Company or any ERISA Affiliate has or may have any liability.

Section 4.14	Undisclosed Liabilities.

The Company has no liabilities or obligations of any type (whether accrued, contingent, unliquidated or otherwise and regardless of when asserted) arising out of or which could reasonably be expected to arise out of any acts or omissions relating to the Company, its predecessors or the conduct of the Business at or prior to the date hereof, or at or prior to the Closing Date, other than liabilities set forth in the Financial Statements or, as of the Closing Date, as will be set forth on Schedule 4.14.  The Company has no Indebtedness as of the date of this Agreement other than the Indebtedness described on Schedule 4.14 and will have no Indebtedness as of the Closing Date other than as set forth on Schedule 2.2.

Section 4.15	Service Territory

All of the Company’s approvals from Cecil County, Maryland and the PSC to operate a private water company are attached as Schedule 4.15. To the best of the Sellers’ Knowledge, the Company has: (a) valid and enforceable rights to use and access the Existing Service Territory and to use, access, operate and otherwise conduct its Business and own and operate its assets, properties and other rights in the Existing Service Territory, including the right to access and maintain and the assets, properties and rights of the Company located within the Existing Service Territory, and (b) to the best of Sellers’ Knowledge, the Company’s Business and the assets, properties and rights of the Company within the Existing Service Territory conform: (i) to all applicable Laws, including material zoning requirements, without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use, and (ii) to all restrictive covenants, if any, or other liens affecting all or part of the Existing Service Territory.  To the best of Sellers’ Knowledge, upon receipt of the applicable approvals and authorizations from Governmental Authorities, the Buyer will have valid and enforceable rights to use and access the Potential Expansion Service Territory and to use, access, operate and otherwise conduct the Business and own and operate the Company and the assets, properties and rights of the Company within the Potential Expansion Service Territory.  There is no pending or, to the Sellers’ Knowledge, threatened, Litigation by any Governmental Authority involving the Company’s ability to provide services or otherwise conduct its operations within the Service Territory, including any Claims by any Governmental Authority to annex all or any portion of the Company’s Business, assets or properties within the Existing Service Territory.

Section 4.16	Absence of Material Adverse Change.

Since January 1, 2008 there has been no Material Adverse Change or, to the Sellers’ Knowledge, any event or circumstance, or liability or obligation of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise), that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

Section 4.17	Transactions with Related Parties.

Except as set forth on Schedule 4.17, there is no Contract between the Company and (a) any current or former officer, member, general or limited partner, employee, independent contractor, agent of the Sellers (b) any parent, spouse, child, brother, sister or other family relation (by blood or marriage) of any such officer, member, general or limited partner, employee, independent contractor, agent of the Sellers; (c) any corporation, partnership or other entity of which any such officer, member, general or limited partner, employee, independent contractor, agent of the Sellers or any such family relation is an officer, director, manager, partner, trustee or greater than 10% equity owner or beneficiary; or (d) any Affiliate of the Sellers.  Each of the transactions set forth on Schedule 4.17 is on terms no less favorable to the Company than could reasonably be obtained by the Company from an unrelated third party in an arm’s length negotiation.

Section 4.18	Certain Payments.

The Company has not, nor has and officer, manager, member, general or limited partner, employee or agent of the Sellers, directly or indirectly on behalf of the Company, (a) made any payment in violation of any federal, state, local, municipal, foreign or other Law to any person or entity, private or public, regardless of form, whether in money, property, or services, or (b) established or maintained any fund or asset that has not been recorded in the Records.

Section 4.19	Customer and Supplier Relationships.

Schedule 4.19 lists all the customers of the Company as of the date hereof (the “Customers”) and all of the suppliers of the Company as of the date hereof (the “Suppliers”).  Except as set forth on Schedule 4.19, the Company has not received any written notice from any Customer regarding its intent to, or its attempt or threat to, cancel its Contract or its other relationship with the Company or to substantially reduce its purchases from the Company, whether as a result of the transactions contemplated by this Agreement or otherwise.  To the Sellers’ Knowledge, the Company is not engaged in any disputes with any Customer the outcome of which could result in a Material Adverse Change.

Section 4.20	Officers and Directors; Bank Accounts.

Schedule 4.20 lists all of the officers and managers of the Company and all bank accounts of the Company (designating each authorized signatory and the level of each signatory’s authorization).

Section 4.21	No Brokers.

No Seller nor any Person acting on behalf of any Seller or any Representative of the Sellers has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based, other than payments for which the Buyer will have no liability or obligation.

Section 4.22	Disclosure.

All agreements, schedules, exhibits, certificates or reports furnished or to be furnished to the Buyer by or on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects.  None of the representations and warranties set forth in this Agreement (as modified by the disclosure schedules thereto), the schedules and certificates furnished by the Sellers to the Buyer pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.23	No Other Representations and Warranties.

Except for the representations and warranties contained in this Article IV, the Sellers make no other representations or warranty with respect to the Company, the Business or the Acquired Interests.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ARTESIAN

The Buyer and Artesian, jointly and severally, hereby represent and warrant to the Sellers that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 5.1	Organization and Good Standing.

The Buyer and Artesian are each a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Buyer and Artesian each has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

Section 5.2	Authority and Validity.

The execution and delivery by the Buyer and Artesian, the performance by the Buyer and Artesian under, and the consummation by the Buyer and Artesian of the transactions contemplated by, this Agreement and the Transaction Documents to which the Buyer and/or Artesian is a party, have been duly and validly authorized by all required corporate action by or on behalf of the Buyer and/or Artesian.  This Agreement and the Transaction Documents to which the Buyer and/or Artesian are a party have been, duly and validly executed and delivered by the Buyer and/or Artesian and constitute valid and binding obligations of the Buyer and/or Artesian, enforceable against the Buyer and/or Artesian in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 5.3	No Violation.

There is no legal action, proceeding or investigation pending or, to the knowledge of the Buyer and/or Artesian, threatened against the Buyer and/or Artesian, nor is there any Judgment outstanding against the Buyer and/or Artesian or to or by which the Buyer and/or Artesian is subject or bound that materially adversely affects the ability of the Buyer to consummate any of the transactions contemplated hereby.

Section 5.4	Consents.

Except as set forth on Schedule 5.4, no consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of the Buyer and/or Artesian is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5	No Brokers.

Neither the Buyer and/or Artesian nor any Person acting on behalf of the Buyer and/or Artesian has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any matter related hereto nor has the Buyer and/or Artesian taken any action on which a claim for any such payment could be based.

Section 5.6	Environmental.

(a)
To the best of Buyer’s Knowledge, the Plant, Property and Equipment are being, and at all times during the Buyer’s operation have been, operated in compliance with all applicable Environmental Laws.  To the best of Buyer’s Knowledge, none of the Plant, Property and Equipment is required to be upgraded or modified in order to comply with existing applicable Environmental Laws.  Neither the Buyer nor Artesian has ever received any claims or notices, oral or written, (i) (A) alleging that the Buyer or any of its Affiliates is liable under any Environmental Law with respect to the operation of the Business, or (B) ordering the Buyer or any of its Affiliates to remedy or recommending that the Buyer or any of its Affiliates remediate, any environmental damage to any of the Plant, Property and Equipment or modify or upgrade the Plant, Property and Equipment to comply with Environmental Laws, and (ii) to the Buyer’s Knowledge, no such claims or notices are threatened or pending and there are no facts or circumstances that would reasonably be expected to give rise to any such claim or notice.

(b)
Except in compliance with applicable Environmental Laws, there has been no release or threatened release of any Hazardous Substance, pollutant or contaminant to any soil, groundwater, surface water, building component, wastewater, air or other media on or from any Real Property during the Buyer’s operation of the Business.

Section 5.7	Disclosure.

None of the representations and warranties set forth in this Agreement (as modified by the disclosure schedules thereto), the schedules and certificates furnished by the Buyer and/or Artesian to the Company pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.8	No Other Representations and Warranties.

Except for the representations and warranties contained in this Article V, neither the Buyer nor Artesian makes any other representations or warranty with respect to the Buyer, Artesian or the Company, the Business or the Acquired Interests.

ARTICLE VI

PRE-CLOSING COVENANTS

During the period from the date of this Agreement through and including the Closing Date:

Section 6.1
Conduct of the Business of the Company Pending Closing.  Except as set forth in Schedule 6.1, as otherwise performed by Buyer pursuant to the operating agreement between Buyer and the Company, or as may be first consented to by Buyer in writing, during the period from the date of this Agreement through and including the Closing Date, the Company shall, and the Member shall cause the Company to, conduct the Business according to its ordinary and usual course of business and to preserve intact the Business, assets, properties and rights of the Company and will not sell, lease, transfer, assign, convey or make any dividend or distribution in respect of any LLC Interests (whether in cash, securities or in kind property) amend modify, cancel or terminate any Assumed Contract, will not amend any Tax Return and will otherwise maintain satisfactory relationships with respect to the Business and the assets, properties and rights of the Company with Governmental Authorities, Suppliers, agents, Customers, and others having business relationships with the Company.  In addition, the Company shall promptly notify the Buyer in writing of any notice or other communication that it receives (written or oral) respecting any Litigation or Audit involving or affecting the Company.  Without limiting the foregoing and except as set forth on Schedule 6.1 or as may be first consented to by Buyer in writing, the Company shall not, and the Member shall cause the Company not to:

(a)	enter into any Contract other than with Customers or Suppliers in the ordinary course of business substantially as conducted heretofore;

(b)	cause any Material Adverse Change or perform or not perform any action the performance or non-performance of which would reasonably be expected to result in a Material Adverse Change;

(c)	make any loan or advance to any Person other than for services provided to Customers on credit in the ordinary course of business consistent with past practice;

(d)
(i) incur any Indebtedness, except expenses and current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business or obligations or liabilities incurred by virtue of the execution of this Agreement, or (ii) create any Lien on any asset of the Company or the Acquired Interests;

(e)	issue or transfer the Acquired Interests or any other equity interests of the Company or securities or indebtedness convertible into or exchangeable for equity interests of the Company;

(f)	cancel, waive or release any debt, right or claim, except, in each case, in the ordinary course of business consistent with past practice;

(g)	change the accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Company;

(h)	make any capital expenditure or commitment therefor;

(i)	hire any employees or adopt any Benefit Plan; or

(j)	make, revoke or change any Tax election, or settle any matter relating to Taxes;

(k)	take any action that if taken after the date of this Agreement would constitute a variance from or breach of the representations and warranties set forth in Article 4 of this Agreement

Section 6.2
Supplements to Schedules.  The Sellers, on the one hand, and the Buyer, on the other, shall promptly give to the other notice with respect to any matter or change hereafter arising which, if existing or occurring on or before the date hereof, would have been required to be set forth or described in any of the Schedules hereto or which is necessary to correct or make the representations and warranties contained herein correct and complete as of the Closing Date and shall supplement or amend the Schedules hereto as appropriate with respect to such matters.  If pursuant to this Section 6.2 the Sellers disclose any such change that constitutes a Material Adverse Change, or relates to any material and adverse events, facts or circumstances, then the Buyer shall have the right and option, exercisable at any time prior to Closing, to terminate this Agreement upon giving written notice to the Seller.

Section 6.3
Access; Cooperation.  The Sellers shall provide the Buyer and its Representatives with all information that the Buyer may reasonably request in auditable form.  Upon reasonable prior written notice, the Sellers shall provide the Buyer and its Representatives with access during regular business hours to the assets and properties, Records and Customers and Suppliers of the Company.  The Sellers and their Representatives will also cooperate with the Buyer and its Representatives, including the Buyer’s auditors and counsel, in the preparation of any documents or other materials required in connection with the transactions contemplated by this Agreement.  In addition, the Sellers and the Buyer shall use their respective reasonable good faith efforts to satisfy all conditions to Closing and all other matters relating to the consummation of the transactions contemplated by this Agreement and the Transaction Documents.  The Sellers and the Buyer shall cooperate with each other in connection with any filings with any Governmental Authority and shall use their reasonable good faith efforts to furnish to each other all information required for any such filing to be made with any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 6.4	Due Diligence/Exclusive Dealing; Confidentiality Prior to Closing.

The confidentiality provisions under the caption “Due Diligence” and the provisions of the first paragraph under the caption “Non-Solicitation” of the Basic Terms of letter of intent, dated January 28, 2008, between the Buyer and the Company (as may be subsequently amended or modified from time to time in accordance with its terms, the “Letter of Intent”) shall continue in full force and effect until Closing, at which time such agreement shall terminate and be of no further force or effect.  In addition, the parties will not disclose, and will take reasonable steps to prevent the disclosure to others, of the terms and existence of this Agreement and the Transaction Documents (including drafts thereof) and all negotiations leading thereto, unless (i) compelled to do so by Law or valid legal process, or (ii) the other parties to this Agreement shall have consented to such disclosure.  No party, however, shall be prohibited from disclosing any such information to its legal and financial advisors.

Section 6.5	Cooperation Obtaining Approvals from Governmental Authorities.

On or before May 10, 2008, the Buyer shall, at Buyer’s sole cost, prepare any and all necessary applications to be filed with the PSC to approve the transfer of the Acquired Interests from the Member to the Buyer, and Buyer shall cause said application(s) (together with any filing fees) to be delivered to the Member on or before May 15, 2008.  The Member’s counsel shall be responsible for filing these PSC application(s) and generally interfacing with the PSC on the approval of said applications.  From the date of this Agreement through the Closing Date, upon request by the Buyer, the Sellers shall support in writing and otherwise reasonably cooperate with the Buyer to assist the Buyer in the obtaining of, any other authorizations or other Permits, excluding any franchise, from any Governmental Authority, sought by the Buyer in the Existing Service Territory or the Potential Expansion Service Territory.  Reasonable costs incurred by Sellers, except for costs or expenses of any legal counsel engaged by Sellers, shall be borne by the Buyer.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1	Payment of Taxes; Tax Returns.

(a)
The Buyer shall pay in a timely manner any transfer, stamp, sales and use, and recordation Taxes resulting from or payable in connection with the sale of the Acquired Interests pursuant to this Agreement.

(b)
From and after the Closing through and including the date that is the seventh (7th) anniversary of the Closing Date, the Member, on the one hand, and the Company and the Buyer, on the other, shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data relating to Taxes, prior Tax Returns and filings and other information as may be reasonably requested for the preparation by the Buyer or the Company, on the one hand, or the Member, on the other, of any Tax Returns, elections, consents or certificates required to be prepared and filed by the Buyer, the Company or the Member and any audit or other examination by any Governmental Authority, or judicial or administrative proceeding relating to liability for Taxes.  The Buyer, the Company and the Member will each retain, and cause their respective Affiliates to retain, and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period.  Without limiting the generality of the foregoing, each of the Buyer and the Company, on the one hand, and the Member, on the other, shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date.

(c)
With respect to any Pre-Closing Tax Period for which Tax Returns are required to be filed by or on behalf of the Company after the Closing Date, the Member shall timely prepare and file (or cause to be prepared and filed) all Tax Returns for such Pre-Closing Tax Period, and will pay when due all Taxes for all Pre-Closing Tax Periods (whether or not shown on such Tax Returns).  The Member shall be liable for all Taxes arising from any Tax imposed with respect to any Pre-Closing Tax Period, whether or not shown on a Tax Return with respect to such period.  The Member shall provide the Buyer with photocopies of the Tax Returns relating to a Pre-Closing Tax Period.

(d)
The Buyer shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns that are required to be filed by the Company after the Effective Date other than any Tax Return the Member is required to file pursuant to Section 7.1(c) of this Agreement (the “Buyer’s Tax Returns”) and will pay the Taxes for the periods covered by the Buyer’s Tax Returns, when due.

(e)
Any Tax refunds that are actually received by the Buyer or the Company and relate to a Pre-Closing Tax Period or portions thereof in respect of Taxes actually paid by the Company or the Member at or prior to the Closing shall be for the account of the Member and the Buyer shall promptly pay any such refunds (or portions thereof) to the Member.

Section 7.2	Audits.

(a)
The Buyer shall notify the Member in writing within ten (10) Business Days after receipt by the Buyer or the Company of any written notice of examination, audit or proceeding (an “Audit”) regarding any Tax Return relating to any Pre-Closing Tax Period or other period with respect to which the Member may have an indemnification obligation under Section 10.  Upon written notice to the Buyer within five (5) Business Days after the Buyer gives the Member notice of any Audit and at the Member’s expense, the Member shall have the right to exercise control over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Tax Return relating to any Pre-Closing Tax Period, and shall consult and notify the Buyer on any positions taken during such Audit and any proposed or resulting settlement (subject to the terms of this Section 7.2(a)).  If the Member shall not timely assume the defense of any Audit or diligently defend against any Audit (as determined by the Buyer in its sole discretion) or the Buyer or the Member shall otherwise mutually agree, then the Buyer shall have the right to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Tax Return of the Company relating to any Pre-Closing Tax Period (including the right to settle or otherwise terminate any contest with respect thereto).  The right of the Buyer, the Company or any Subsidiary to be indemnified hereunder will not, however, be adversely affected by their failure to give notice hereunder, except to the extent that the Member is materially adversely affected from such failure.  The Member shall not settle any issue or claim or otherwise terminate any contest with respect to any such Audit without the prior written consent of the Buyer.

(b)
The Buyer shall have the right to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry or Audit regarding any Tax Return of the Company (including the right to settle or otherwise terminate any contest with respect thereto) without any adverse effect on the Buyer’s right to indemnification under this Agreement, except as otherwise set forth in Section 7.2(a).

Section 7.3	Access to Water Services by the Member and its Affiliates.

(a)
From and after the Closing Date and through and including the twentieth (20th) anniversary of the Closing Date, the Member and its Affiliates, all of which are identified on the attached Schedule 7.3 (collectively, the “Member’s Affiliates”) will provide the Company and its Affiliates  with a right of first refusal to provide water capacity (potable water and fire suppression) at rates based upon standard cost of services principles and approved by the Maryland Public Service Commission (the “PSC”) and any other applicable Governmental Authority to any user to which any of Member’s Affiliates reasonably requests in any territory within Cecil County, Maryland that is now being or is hereafter serviced with water by the Company or its Affiliates, which territory shall include the Service Territory and the land currently owned by one or more of the Member’s Affiliates within Cecil County as identified on the map attached to Schedule 7.3.  In addition, the Company, together with its Affiliates, hereby agrees that for the period of time that Company or its Affiliates (and/or their successors and assigns) own water infrastructure within Cecil County, Maryland, the Company (or its Affiliates) will, at the election of the Member’s Affiliates (subject to the right of first refusal terms of this Section 7.3(a)), provide water capacity (potable water and fire suppression) at rates based upon standard cost of services principles and approved by the PSC and any other applicable Governmental Authority to any user to which any of the Member’s Affiliates reasonably requests in any territory within Cecil County, Maryland that is now being or is hereafter serviced with water by the Company or its Affiliates, which territory shall include but not be limited to the Existing Service Territory and the land currently owned by one or more of Member’s Affiliates within Cecil County as identified on the map attached to Schedule 7.3.  Following the Closing Date, the Member’s Affiliates will reasonably cooperate with the Company and its Affiliates, pursuant to the provisions of Section 7.7 of this Agreement in obtaining all franchises or other Permits from any Governmental Authority required for the Company to comply with the provisions of this Section 7.3.  The Company's agreement to serve any user reasonably requesting service under this subsection may not apply: (i) if the Company cannot obtain authority for necessary real property, rights-of-way or other physical access to users, (ii) in developments or buildings that are subject to exclusive arrangements with other providers, or (iii) when the water service cannot be reasonably provided in a manner to assure acceptable water quality, or in a manner that the PSC finds not to be economically feasible so that the cost of such service cannot be recovered in rates as approved by the PSC.

(b)
From and after the Closing Date, the Company will construct any future transmission mains (or spine lines), pumping stations or storage tanks for fire suppression to be constructed within the Service Territory at its own cost.

(c)
On or before the commencement of site work on the 252+ acre residential/commercial development known as Charlestown Crossing, LLC, the Company shall install, at the Company’s own cost, the connector line to Charlestown Crossing (the “Charlestown Connector”).

(d)
From and after the Closing Date, with the exception of the Charlestown Connector (which shall be installed by the Company, at its own cost), the construction of distribution or service lines within the Service Territory for specific users shall be the sole and exclusive responsibility of the developer or applicable end user for such distribution or service line(s) and shall not in any manner be the responsibility or at the cost of the Company or its Affiliates.

(e)
Notwithstanding anything to the contrary in this Section 7.3, the Company or its Affiliates shall be entitled at all times (including, without limitation, with respect to the Company’s obligations under Section 7.3(c)) to assess customer or developers connecting to any transmission main a proportionate share (per EDU upon connection) of the cost to install such transmission mains (or spine lines), pumping stations or storage tanks for fire suppression based upon principles and approved by the PSC and any other applicable Governmental Authority.  For purposes of this Section 7.3, costs to install a transmission main shall consist solely of materials, labor and reasonable overhead to construct and shall specifically exclude profit accruing to the benefit of the Company or its Affiliate in respect of such construction.

(f)	Artesian shall guarantee the obligations of the Company under this Section 7.3 on the terms and conditions set forth in the Guaranty.

(g)
The rights and benefits of the Company and its Affiliates under this Section 7.3 and the Company’s obligations under this Section 7.3 shall, in each case, inure to and be binding upon their respective successors or assigns (including third party purchasers of the Company’s of its Affiliates’ equity or assets).  In this regard, the Company (or its Affiliates) hereby agrees, represents and covenants that in the event that the Company (or its Affiliates) contracts to sell its assets to a third party purchaser that would necessitate the sale, license and/or lease of all or substantially all of the assets of the Company (or any other presently owned or future acquired water infrastructure by the Company or its Affiliates within Cecil County, Maryland) to a third party, the Company (or its Affiliates) shall include an affirmative covenant in the asset purchase agreement, lease agreement or license agreement with the third party purchaser, lessee and/or licensee, whereby this third party shall be required to assume the Company’s (or its Affiliates’) contractual liabilities, duties and obligations under Section 7.3 of this Agreement.

Section 7.4	Buyer Permits.

(a)
Between the Closing Date and December 31, 2008, the Company will, and the Buyer will cause the Company to, prepare and submit application(s) to the Maryland Department of the Environment (“MDE”) and the PSC (as well as any other necessary Governmental Authority) to authorize the expansion of the Water Plant to a production capacity of Six Hundred Thousand (600,000) gallons per day.  Following the submittal of the application(s), the Company will, and the Buyer will cause the Company to, use commercially reasonable efforts to pursue the approval of the application(s), said efforts to include, without limitation: (i) the Company responding to any requests for information by any Governmental Authority within the time period required by the requesting Governmental Authority, and (ii) in the event that any Governmental Authority has not formally approved the Company’s application (as may be amended based on comments and feedback from any other Governmental Authority) before the first anniversary of the Company submitting its application(s) to each respective Governmental Authority, the Company exercising its due process rights to have its application reviewed, appealed or otherwise decided.

(b)
Between January 1, 2009 and December 31, 2010, the Company will, and the Buyer will cause the Company to, prepare and submit an application to the MDE and the PSC (as well as any other necessary Governmental Authority) to authorize the expansion of the Water Plant to a production capacity of One Million (1,000,000) gallons per day.  Following the submittal of the application(s), the Company will, and the Buyer will cause the Company to, use commercially reasonable efforts to pursue the approval of the application(s), said efforts to include, without limitation: (i) the Company responding to any requests for information by any Governmental Authority within the time period required by the requesting Governmental Authority, and (ii) in the event that any Governmental Authority has not formally approved the Company’s application (as may be amended based on comments and feedback from any other Governmental Authority) before the first anniversary of the Company submitting its application(s) to each respective Governmental Authority, the Buyer exercising its due process rights to have its application reviewed, appealed or otherwise decided.

(c)
The Member shall, and shall cause its Affiliates to, reasonably cooperate with the Company and the Buyer, at the Company’s expense, in connection with the application(s) pursuant to this Section 7.3 (such costs of preparing and filing the application(s) to be borne by the Company) and will furnish to the Company and the Buyer any information in the possession of the Member or its Affiliates required for such applications to be made with the Governmental Authority.  Nothing set forth in this Agreement shall require Company or its Affiliates to defend against any governmental challenges or denials of any application made by the Company pursuant to this Section 7.4; provided, however, that in the event that any such application is met with any governmental challenges and/or denials, the Company will, and the Buyer will cause the Company to, work in good faith with the Member to amend any such application(s) in an effort to address any issues raised in the governmental challenges and/or denials.

(d)
The rights and benefits of the Company and its Affiliates under this Section 7.4 and the obligations of the Company and the Buyer under this Section 7.4 shall, in each case, inure to and be binding upon their respective successors or assigns (including third party purchasers of the Company’s of its Affiliates’ equity or assets).  In this regard, the Company (or its Affiliates) hereby agrees, represents and covenants that in the event that the Company (or its Affiliates) contracts to sell its assets to a third party purchaser that would necessitate the sale, license and/or lease of all or substantially all of the assets of the Company (or any other presently owned or future acquired water infrastructure by the Company or its Affiliates within Cecil County, Maryland) to a third party at or prior to the termination or expiration of the Company’s and the Buyer’s covenants under this Section 7.4, the Company (or its Affiliates) shall include an affirmative covenant in the asset purchase agreement, lease agreement or license agreement with the third party purchaser, lessee and/or licensee, whereby this third party shall be required to assume the Company’s (or its Affiliates’) contractual liabilities, duties and obligations under Section 7.4 of this Agreement.

Section 7.5	Mandatory Partial Prepayment of the Note.

If at any time after the Closing Date and prior to the satisfaction and discharge in full of all of the Buyer’s obligations to the Member under the Note, the Buyer shall directly or indirectly through the Company actually collect connection fees or contributions in aid of construction for new customers within the Service Territory (collectively “Connection Fees”) that in the aggregate equal the Purchase Price, then thereafter the Buyer shall remit to the Member in partial prepayment of the Note (without incurring any penalties or premiums or requiring advance notice) all Connection Fees actually paid to the Buyer directly or indirectly through the Company until the satisfaction and discharge in full of all of the Buyer’s obligations to the Member under the Note, which Connection Fees shall be remitted by the Buyer to the Member within thirty (30) days of the Buyer’s or the Company’s receipt of payment.  Any such prepayments shall be applied to the last payments due under the Note.

Section 7.6	Further Assurances.

At any time and from time to time after the Closing, at the reasonable request of the Buyer or the Company and without further consideration (but at the Company’s or the Buyer’s cost of preparation and filing), the Member promptly shall execute and deliver such confirmatory instruments of sale, transfer, conveyance, assignment and confirmation, and take such other reasonable action, as the Buyer may reasonably request to transfer, convey and assign to the Buyer, and to confirm the Buyer’s right, title and interest in and to, all of the Acquired Interests or any assets, properties or rights of the Company and otherwise to carry out the purposes and intent of this Agreement.

Section 7.7	Cooperation Obtaining Approvals from Governmental Authorities.

Subsequent to the Closing Date, upon request by the Buyer or the Company, the Member shall support in writing and otherwise reasonably cooperate with the Buyer, at the Company’s expense, to assist the Buyer or the Company, as the case may be, in the obtaining of, any authorizations or other Permits, including a franchise, from any Governmental Authority sought by the Buyer in the Existing Service Territory or the Potential Expansion Service Territory.  Reasonable costs incurred by Member, except for costs or expenses of any legal counsel engaged by the Member, shall be borne by the Buyer or the Company.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS

The obligations of the Sellers with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of each of the conditions set forth in this Article VIII.

Section 8.1	Representations and Warranties.

All representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and a certificate to the foregoing effect dated the Closing Date and signed by an authorized officer of the Buyer shall have been delivered to the Sellers.

Section 8.2	Performance of Obligations.

Each and all of the agreements of the Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects, each of the documents, agreements, consents and other items to be delivered to the Sellers pursuant to Section 3.2(b)shall have been delivered, and the Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date, to such effect.

Section 8.3	No Litigation

No Litigation before a court or any other Governmental Authority shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement, and no Governmental Authority shall have taken any other action prohibiting the Sellers from proceeding with the transactions hereunder.

Section 8.4	Consents and Approvals.

All necessary consents of and filings required to be obtained or made with any Person or any Governmental Authority relating to the consummation of the transactions contemplated herein (collectively, “Required Consents”) by the Buyer shall have been obtained and made, including those described on Schedule 5.4.

Section 8.5	Satisfaction of Indebtedness; Release of Liens.

The Buyer shall have paid and satisfied in full all obligations of the Company for the Closing Debt, and fully and finally released and terminated all Liens in respect thereof and provided the Seller with evidence of such satisfaction and discharge and release and termination, as requested by the Seller, including, without limitation, the Payoff Letters and UCC-3s or other releases to be delivered pursuant to Section 3.2(a)(xi).

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Article IX.

Section 9.1	Representations and Warranties.

All the representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and Sellers shall have each delivered to the Buyer a certificate to such effect, dated as of the Closing Date, that, with respect to the Company, shall have been signed by the Managing Member of the Company and, with respect to the Member, shall have been signed by the General Partner of the Member.

Section 9.2	Performance of Obligations.

Each and all of the agreements of the Sellers to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects, each of the documents, agreements, consents and other items to be delivered to the Sellers pursuant to Section 3.2(a)shall have been delivered, and the Sellers shall have each delivered to the Buyer a certificate to such effect, dated as of the Closing Date, that, with respect to the Company, shall have been signed by the Managing Member of the Company and, with respect to the Member, shall have been signed by the General Partner of the Member.

Section 9.3	No Litigation.

No Litigation before a court or any other Governmental Authority shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement, and no Governmental Authority shall have taken any other action prohibiting the Buyer or Artesian from proceeding with the transactions hereunder.

Section 9.4	Consents and Approvals.

All Required Consents to have been obtained or made by the Sellers shall have been obtained and made, including those described on Schedule 4.4.  All necessary approvals of the PSC shall have been obtained and shall be in full force and effect.

Section 9.5	Absence of Certain Changes.

No change that constitutes or results in a Material Adverse Change shall have occurred or arisen.

ARTICLE X

INDEMNIFICATION

Section 10.1	Obligations of the Seller and the Member.

(a)
As consideration for the commitment of the Buyer hereunder, the Member shall indemnify and hold harmless the Buyer, its successors and assigns, and each of its Affiliates, equity owners, directors, officers, agents, Representatives and employees and each other Person, if any, controlling such person (each a “Buyer Indemnified Person”), from and against all Liabilities to which such Buyer Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, (i) any material inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Sellers in or pursuant to this Agreement (regardless of any notification pursuant to Section 6.2 that corrects any representation or warranty of the Sellers that was incorrect or inaccurate as of the date hereof and reading out any materiality qualifications), (ii) acts or omissions of the Company or its predecessors prior to the Closing, (iii) Liability under any Environmental Laws arising from any activity of the Sellers or any of their predecessors prior to the Closing, (iv) the Company’s ownership or operation of the Company, the Business or the assets, properties or rights of the Company prior to the Closing Date (excluding any negligent acts or omissions of the Buyer or its Affiliates as the contracted operator of the Business), (v) Liability with respect to any Lien on or in respect of any of the assets, properties or rights of the Company that is not released by the Closing Date (excluding the Member’s Lien or any lien associated with the Closing Debt), (vii) Liability arising out of or relating to any Litigation by the Town of North East, Maryland, against the Company, or (viii) the matters disclosed on Schedule 4.14; and (in each case) will reimburse any Buyer Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Buyer Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Buyer Indemnified Person is a party hereto.

(b)
The Member and its Affiliates hereby release and discharge the Company of all Liabilities and obligations of the Member and its Affiliates arising from or relating to the period prior to the Closing, excluding any Liabilities arising from the negligent acts or omissions of the Buyer or its Affiliates, whether pursuant to this Agreement or otherwise.  Neither the Member nor any of its Affiliates shall seek or otherwise be entitled to seek contribution or any other payments from the Company for any or all Liabilities that the Member or its Affiliates is or shall be obligated to pay arising from or relating to the period prior to the Closing, excluding any Liabilities arising from the negligent acts or omissions of the Buyer or its Affiliates, whether pursuant to this Agreement or otherwise.

Section 10.2	Obligations of the Buyer and Artesian.

As consideration for the commitment of the Sellers hereunder, the Buyer and Artesian shall, jointly and severally, release, waive claims against, indemnify and hold harmless the Member and its Affiliates, equity owners, directors, officers, agents and employees and each other Person, if any, controlling the Member or any of its Affiliates (each a “Seller Indemnified Person”) from and against any Liability to which such Seller Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly: (a) any material inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Buyer and/or Artesian in or pursuant to this Agreement, (b) all Liabilities directly resulting from the Buyer’s installation of the Water Plant or the Buyer’s operation of the assets of the Company prior to the Closing, (c) any sales and use and/or transfer Tax related to the transfer of the Acquired Interests from the Company to Buyer, or (d) the Buyer’s ownership or operation of the Company, Business or assets, properties or rights of the Company following the Closing Date, and (in each case) will reimburse any Seller Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Seller Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Seller Indemnified Person is a party hereto.

Section 10.3	Tax Indemnification.

The Member and its Affiliates shall be responsible for, and the Member and its Affiliates, jointly and severally, shall indemnify and hold harmless each Buyer Indemnified Person in respect of, any Liability, (or actions or claims in respect thereof) attributable to any breach by the Member or its Affiliates of the covenants set forth in Sections 7.1 or 7.2 or any and all Taxes relating to any Pre-Closing Tax Period, including any Tax that is or results in a Lien upon the Acquired Interests, but excluding any sales and use tax, any bulk sales or transfer Tax arising from the transfer of the Acquired Interests.  The Member and its Affiliates shall not enter into any settlement or agreement in compromise of any claim relating to Taxes with any Governmental Authority which purports to bind the Company or its Affiliates with respect to any tax period without the Buyer’s prior written consent.

Section 10.4	Procedure.

(a)            Each Buyer Indemnified Person and Seller Indemnified Person shall be referred to collectively herein as an “Indemnified Person.”  Any Indemnified Person seeking indemnification with respect to any actual or alleged Liability shall give notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) on or before the date specified in Section 10.5.  Failure to provide the specified notice, however, will not affect the Indemnified Person’s rights to indemnity hereunder from the Indemnifying Person, unless the Indemnifying Person can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice.

(b)            If any Liability is asserted by any third party against any Indemnified Person, the Indemnifying Person shall have the right, unless otherwise precluded by applicable Law, to conduct and control the defense, compromise or settlement of any action or threatened action brought against the Indemnified Person in respect of matters addressed by the indemnity set forth in this Article X  (an “Action”).

(c)            The Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in connection with any such Action or threatened Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the sole expense of the Indemnified Person, unless(i) the Indemnifying Person shall have elected not, or, after reasonable written notice of any such Action or threatened Action, shall have failed (within ten (10) days after the Indemnifying Persons’ receipt of such written notice), to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the Indemnifying Person in writing, or (iii) the parties to any such Action or threatened Action (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and the Indemnifying Person shall have been advised in writing by counsel for the Indemnified Person that there may be one or more defenses available to the Indemnified Person that are not available to the Indemnifying Person or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Person and the Indemnified Person (in which case, the Indemnifying Person shall not have the right to assume the defense of such Action on behalf of the Indemnified Person), in any of which events referred to in clauses (i), (ii) and (iii) the fees and expenses of one such separate counsel employed by the Indemnified Person shall be at the expense of the Indemnifying Person.

(d)            The Indemnifying Person shall not, without the written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by all other participants to the Indemnified Person a release from all liability in respect of such Action or threatened Action.  In addition, the Indemnifying Person shall not, without the prior written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which provides for injunctive or equitable relief with respect to any Indemnified Person.  Unless the Indemnifying Person shall have elected not, or shall have after reasonable written notice of any such Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Person may not settle or compromise any Action or threatened Action without the written consent of the Indemnifying Person, such consent not to be unreasonably withheld, conditioned, or delayed.

(e)            If, after reasonable written notice of any such Action or threatened Action, the Indemnifying Person does not affirmatively undertake to defend the Indemnified Person, a recovery against the Indemnified Person for damages suffered by it in good faith, is conclusive in its favor against the Indemnifying Person; provided, however, that no such conclusive presumption shall be made if the Indemnifying Person has not received reasonable written notice of the Action against the Indemnified Person.

Section 10.5	Survival of Certain Provisions.

(a)
The representations and warranties and indemnification and other obligations of the Sellers and the Buyer and Artesian set forth set forth in Article IV, Article V and Sections 10.1, 10.2 and 10.3, as the case the may be, shall survive the Closing and shall continue in full force and effect without limitation after the Closing for a period of twenty-four (24) months following the Closing Date, except that: (a) claims related to fraud or willful misconduct shall survive until the expiration of ten (10) Business Days following the date on which the statute of limitations otherwise applicable to such claim has expired, (b) claims for indemnification arising from the breach of the representations and warranties contained in Sections 4.11 (Taxes) or the breach of the covenants contained in Sections 7.1, 7.2, 10.2(b) or 10.3, shall survive until the expiration of ten (10) Business Days following the date on which the statute of limitations otherwise applicable to such claim has expired, and (c) claims for indemnification arising from the breach of the representations and warranties contained in Section 4.10 (Environmental Matters) and Section 5.6 (Environmental Matters) or under Sections 10.1(a)(iii) or 10.2(c) shall survive until the fifth (5th) anniversary of the Closing Date; and (e) claims for indemnification arising from the breach of the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Capitalization; Title to Limited Liability Company Interests), 4.20 (No Brokers), 4.3 (Authority and Validity), 4.6 (Title to Assets), 5.1 (Organization and Good Standing), 5.2 (Authority and Validity) and 5.5 (No Brokers) or arising under Sections 10.1(a)(iv), (v), (vi), (vii) or (viii) or Section 10.2(b) shall survive indefinitely.

(b)
Except as otherwise set forth in Section 10.5(a), each of the covenants, agreements and obligations of the parties contained in this Agreement will survive the Closing and will continue in full force and effect in accordance with its terms, or, if not specific as to duration, for a period of ten (10) Business Days after the expiration of the applicable statutes of limitations relating thereto.

(c)
Each period of survival of the representations and warranties, covenants and agreements prescribed by Section 10.5(a) and (b) above is referred to as a “Survival Period.”  The liabilities of each party under its respective representations and warranties, covenants and agreements will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty or covenant the breach of which has been asserted by a party in a written notice to the other party before such expiration.

Section 10.6	Limitations on Indemnification

(a)
No Indemnified Person shall be permitted to seek indemnification from the Indemnifying Person for any Liabilities of or to the Indemnifying Person or any other Person entitled to indemnification from the Indemnified Person (the “Indemnifiable Liabilities”) arising out of or resulting from any breach of any Basket-Eligible Representations and Warranties (as hereinafter defined) unless the amount for which the Indemnifying Person would be liable to the Indemnified Person, but for the provisions of this Section 10.6, would exceed Ten Thousand Dollars ($10,000) in the aggregate (the “Basket”).  If the amount of Indemnifiable Liabilities for which an Indemnifying Person would be entitled to seek indemnification against the Indemnified Person arising out of or resulting from breaches of the Basket-Eligible Representations and Warranties exceeds the Basket, the Indemnifying Person will be liable to the Indemnified Person, as the case may be, for the full amount of such Indemnifiable Liabilities arising out of or resulting from breaches of Basket-Eligible Representations and Warranties, dollar for dollar from the first dollar of such Indemnifiable Liabilities.  The Basket shall apply to all claims for indemnification for Indemnifiable Liabilities arising out of or resulting from any breach of any representation or warranty (“Basket-Eligible Representations and Warranties”) other than (i) any breach by the Sellers of any representation or warranty contained in Sections 4.1, 4.2, 4.4, 4.5, 4.10 or 4.19; (ii) any breach by the Buyer or Artesian of any representation or warranty contained in Sections 5.1, 5.2 or 5.5; (iii) any claims for Indemnifiable Liabilities by any Buyer Indemnified Person arising out of or resulting under Sections 10.1(d), (e), (f), (g) or (h) or Section 10.3; (iv) any claims for Indemnifiable Liabilities by any Seller Indemnified Person arising out of or resulting under Sections 10.2(b) or (d); or (v) claims related to fraud or willful misconduct.

(b)
The maximum liability of any Indemnifying Person pursuant to this Article X shall be Six Hundred Thousand Dollars ($600,000) (the “Cap”), except that claims for Indemnifiable Liabilities arising out of or resulting from the following shall not be subject to the Cap: (i) the breach by the Sellers of any representation or warranty contained in Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.11 or 4.20, (ii) the breach by the Buyer or Artesian of any representation or warranty contained in Sections 5.1, 5.2 or 5.5, (iii) any claims for Indemnifiable Liabilities by any Buyer Indemnified Person arising out of or resulting under Sections 7.1, 7.2, 10.1(a)(iv), (v), (vi), (vii) or (viii) or Section 10.3; (iv) any claims for Indemnifiable Liabilities by any Seller Indemnified Person arising out of or resulting under Sections 10.2(b) or (d); (v) any Liabilities of any Buyer Indemnified Person arising out of or relating to any breach of any covenant, agreement or obligation (other than a representation or warranty) contained in this Agreement to be performed by the Company on or prior to Closing; (iv) any Liabilities of any Buyer Indemnified Person arising out of or relating to any breach of any covenant, agreement or obligation (other than a representation or warranty) contained in this Agreement to be performed by the Member prior to, at or after Closing; (v) any Liabilities of any Seller Indemnified Person relating to the Buyer’s of its Affiliates’ negligent operation of the Business prior to Closing or the Company’s negligent operation of the Business subsequent to the Closing or (vi) any claim related to fraud or willful misconduct.  All indemnities provided for in the Agreement shall apply even in the event of joint and/or concurrent negligence, strict liability, or other fault of the party whose liability is indemnified.

Section 10.7	Remedies.

(a)            Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced.  Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Acquired Interests and comply with the covenants set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and/or appropriate injunctive relief may be applied for and granted in connection therewith.  Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement relating to the Closing and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder.  Each party hereto agrees to waive any rights to require the other party hereto to prove actual damages or post a bond or other security as a condition to the granting of any equitable relief under this Section 10.7.

(a)
Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.  All rights and remedies of any party described in this Agreement are cumulative of each other and of every right or remedy such party may otherwise have.

Section 10.8	Right of Set Off.

The Buyer shall have the rights of recoupment, set-off, defense and counterclaim with respect to all or any part of any obligation of a Seller Indemnified Person to make a payment under this Article X.  The Buyer may exercise the foregoing rights by notifying the Member that the Buyer is reducing the amount of any present or future payments under the Note.  Prior to any such recoupment, set-off, defense or counterclaim, the Buyer shall submit a notice to the Member of any claim for which it is entitled to payment, specifying in reasonable detail (i) the nature of the claim and (ii) the amount of the claimed liability in respect of each such claim.  If within ten (10) days after receipt of such claim no notice of objection has been filed by the Member, the Buyer may offset the amount of such claimed liability against any present or future payments under the Note.  In the event of any objection notice with respect to such claim, the amount of such claim shall be withheld by the Buyer from any payments otherwise required under the Note and the amount of such payment shall be deposited into escrow with an escrow agent mutually acceptable to the parties until such claim is resolved by the parties.

ARTICLE XI

TERMINATION

Section 11.1	Termination.

This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following:

(a)	at any time, by mutual written consent of the Buyer and the Sellers;

(b)
by either the Buyer or the Sellers at any time (if such party itself is not then in material breach of any of its representations and warranties, covenants, agreements or other obligations contained in this Agreement), if the other party is in material breach or default of any of its representations and warranties, covenants, agreements or other obligations herein, which breach or default remains uncured for a period of ten (10) days after such other party’s receipt of written notice of such breach or default;

(c)	by the Buyer at any time pursuant to Section 6.2 of this Agreement;

(d)
by either the Buyer, on the one hand, or the Sellers, on the other, (if such party itself is not then in material breach of any of its representations and warranties, covenants, agreements or other obligations contained in this Agreement) upon written notice to the other, if the transactions contemplated by this Agreement shall not have closed by August 1, 2008.

Section 11.2	Consequences of Termination; Regulatory Terminations.

(a)
In the event that this Agreement shall be terminated pursuant to this Article XI, (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and (b) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party, except that (i) the provisions of this Section 11.2 and the expenses provision contained in Section 12.1 shall survive such termination and continue in full force and effect, (ii) nothing herein shall relieve any party from Liability for any material breach of any covenant or any willful breach of any other provision of this Agreement prior to such termination.

(b)
Notwithstanding anything to the contrary in Section 11.2(a), in the event that this Agreement shall be terminated pursuant to this Article XI, the Buyer shall not be liable for any failure to perform its respective obligations hereunder due to any request or demand by, or requirement of, or any failure to obtain any necessary approval of, the PSC, including without limitation the Buyer’s obligation to secure its obligations under the Note and Security Agreement by a first priority lien and security interest against all of the Company’s assets.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1	Expenses.

Except as provided in Sections 10.1 and 10.2 or as otherwise specifically provided in this Agreement, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Representatives and all fees, expenses and costs for obtaining any Required Consent of such party.

Section 12.2	Confidentiality.

(a)
The Member recognizes and acknowledges that it and its Affiliates have in the past, currently have, and in the future may have, access to certain non-public confidential information of the Buyer, regarding the Buyer, the Company or the Business (collectively, “Confidential Information”), such as operational policies and pricing and cost policies, which are valuable, special and unique assets.  The Member agrees that it will not, and will cause its Affiliates not to, disclose any Confidential Information to any Person for any purpose or reason whatsoever, except (i) to the authorized Representatives of the Buyer who need to know information in connection with the transactions contemplated hereby and (ii) to its own Representatives, counsel and other advisors who first agree to the confidentiality provisions of this Section 12.2, unless (A) such information becomes known to the public generally through no fault of the Member, or (B) disclosure is required by Law or valid legal process, provided, that prior to disclosing any information pursuant to this clause (B), the Member shall, to the extent permitted by Law or valid legal process, give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure.  In the event of a breach or threatened breach of the provisions of this Section 12.2 by the Member, the Buyer and the Company shall be entitled to an injunction restraining the other party from disclosing, in whole or in part, such confidential information.  Nothing herein shall be construed as prohibiting the Buyer or the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

(b)
Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section 12.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the Member agrees that, in the event of a breach by it or any of its Affiliates of the foregoing covenants, the covenant may be enforced by the Buyer or the Company against the Member and its Affiliates by any equitable remedy, including, without limitation, injunction, specific performance, and restraining order, without the necessity of proving actual damages or posting a bond or other security.

(c)	This Section 12.2 shall survive the termination of, or Closing under, this Agreement for a period of five (5) years.

Section 12.3	Amendments and Waivers.

Any term of this Agreement may be amended, supplemented or modified only with the written consent of the Buyer and the Sellers and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.4	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, executors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto, except that the Buyer may assign its rights hereunder to a direct or indirect wholly-owned subsidiary of the Buyer, so long as the Buyer remains liable for its obligations hereunder.

Section 12.5	Third Party Beneficiaries.

The rights created by this Agreement are solely for the benefit of the parties hereto and the respective successors or permitted assigns, and no other Person shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Sections 7.3, 7.4, 7.5, 7.6 and 7.7 and Article X above are intended for the benefit and burden of the parties specified therein, and their respective legal representatives, successors, heirs, executors and assigns.  Notwithstanding the foregoing, Sellers’Affiliates specified on the attached Schedule 7.3 shall be third party beneficiaries of this Agreement.

Section 12.6	Choice of Law; Venue.

This Agreement shall be governed by and construed under, and the rights of the parties determined, in accordance with the Laws of the State of Maryland (without reference to the choice of Law provisions of the State of Maryland).  Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under the Laws of the State of Maryland. Each party hereby irrevocably submits to the jurisdiction of any federal or state court located in State of Maryland (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by Law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

Section 12.7	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 12.8	Notices.

Unless otherwise provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (a) personal delivery to the party to be notified or (b) the next Business Day after dispatch via nationally recognized overnight courier, all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 Business Days’ advance written notice to the other parties.  Notices should be provided in accordance with this Section 12.8 at the following addresses:

If to the Buyer, or post-Closing, the Company to:                                                With a copy to:

Artesian Resources Corporation                                                                             DLA Piper US LLP
664 Churchmans Road                                                                                               6225 Smith Ave
Newark, Delaware 19702                                                                                            Baltimore, Maryland 21209
Attn:                                                                                                                              David Spacht                                Attn:  Carville B. Collins, Esq.
Telephone: 302-454-6912                                                                                           Telephone: 410-580-4125
Telecopier 302-453-6980                                                                                            Telecopier: 410-580-3001
Email:                                            DSpacht@artesianwater.com                            Email:  carville.collins@dlapiper.com

If to the Member, or pre-Closing, the Company to:

    With a copy to:

Mountain Hill Water Company LLC                                          The Stewart Companies
Attn:  Dale C. Voorheis                                                               Attn:  Joseph P. Clark II
950 Smile Way                                                                             950 Smile Way
York PA 17404                                                                             York PA 17404
Tel:  (717) 771-3530                                                                       Tel: (717) 771-3505
FAX:  (717) 854-6288                                                                     FAX:  (717) 854-6288
EMail:  dcv@stewartcompanies.com                                         EMail:  jpc@stewartcompanies.com

Section 12.9	Severability.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement.  In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 12.10	Entire Agreement.

This Agreement, together with the exhibits and schedules hereto (which are hereby made a part hereof and specifically incorporated by reference herein), constitutes the entire agreement among the parties with respect to the subject matter hereof and, except as provided in the following sentence, supersedes all prior understandings and agreements, whether written or oral.

Section 12.11	Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 12.12	Counterparts.

This Agreement may be executed in two or more counterparts, including by means of telefaxed signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.13  Time is of the Essence.

The parties hereto hereby agree that time is of the essence with respect to the performance of each party’s respective obligations and commitments under this Agreement.

[ SIGNATURES APPEAR ON THE FOLLOWING PAGE. ]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

ARTESIAN WATER MARYLAND, INC.

By:
Name:
Title:

ARTESIAN:

For the limited purposes set forth in Sections 2.2, 3.2(c)and 7.3 of the Agreement

ARTESIAN RESOURCES CORPORATION

By:
Name:
Title:

COMPANY:

MOUNTAIN HILL WATER COMPANY, LLC

By:
Name:
Title:

MEMBER:

SUNRISE HOLDINGS, L.P.

By:
Name:
Title: